EXHIBIT 5.2
[PwC Letterhead]
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.
Commissioners:
We are aware that our compilation report dated June 29, 2006 on the unaudited pro forma financial information of Inco Limited as at March 31, 2006 and for the year ended December 31, 2005 and for the three months ended March 31, 2006 is incoroporated into this Registration Statement on Form F-10 by reference to the Registration Statement on Form F-8 dated June 30, 2006 filed by the Registrant.
Yours very truly,
PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario
June 29, 2006
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.